EXHIBIT 21.1
SUBSIDIARIES OF REGISTRANT
OST Developpement, SA (“OST”) is a wholly-owned subsidiary of the Registrant organized under the laws of France. OST does business under its own name.
TB OsteoCentre Bulgaria EAD (“OCBG”) is a wholly-owned subsidiary of OST organized under the laws of Bulgaria. OCBG does business under its own name.
Osteotech (S) Pte, Ltd. (“Osteotech Singapore”) is a wholly owned subsidiary of the Registrant organized under the laws of Singapore. Osteotech Singapore does business under its own name.